CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference into (A) the Registration Statements on Forms S-8 (Commission File Nos. 33-80967, 33-93884, 33-93882, 33-86362, 333-29753 and 333-29773) of Storage USA, Inc.; (B) the Registration Statements on Forms S-3 (Commission File Nos. 333-67695, 333-67009, 333-60631, 333-53997, 333-41057, 333-37857, 333-13385, 333-15341, 333-17159, 333-10903,
333-4556,  33-80965,  33-98142,   33-93886,  33-91302,   333-25821,   333-21991,
333-31145 and 333-44641) of Storage USA, Inc.; and (C) the Registration Statements on Forms S-3 (Commission File Nos. 333-3344, 333-21991 and 333-44641) of SUSA Partnership, L. P. of our report dated December 1, 1998, on our audit of the Historical Summaries of Combined Gross Revenue and Direct Operating Expenses of the Acquired and Acquisition Facilities for the year ended December 31, 1997, which report is included in this Form 8-K/A.



                                                  PRICEWATERHOUSECOOPERS LLP





Baltimore, Maryland
December 1, 1998